Exhibit 10.104

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS
This Purchase and Sale Agreement and Joint Escrow Instructions (the “Agreement”) is made as of July 18, 2012 (the “Effective Date”) by and between Electronics For Imaging, Inc., a Delaware corporation (“Seller”), and Gilead Sciences, Inc., a Delaware corporation (“Buyer”), in the following factual context:
A.    Seller is the owner of certain real property, consisting of approximately 4.02 acres and improved by one building of approximately 293,752 gross square feet known as 303 Velocity Way, in the City of Foster City (the “City”), San Mateo County (the “County”), California 94404 (APN 94-122-140) (“Seller's Property”), all as more particularly described in Exhibit A-1 and as shown on the assessor's parcel map attached as Exhibit A-2.
B.    In January 2009 Buyer purchased from Seller approximately 30 acres of real property (APN 94-122-050, 060, 070, 080, 110, 120, 130 and 150 and Parcel A as shown on Map of Tract No. 92-83) improved with a building containing approximately 163,000 gross square feet known as 301 Velocity Way, which together with the Seller's Property comprise a contemplated master plan development as set forth in the Vintage Park General Development Plan (the “Project”). Buyer is also a current tenant of portions of two floors of the Building (as defined in Section 1.2 below) contemplated for acquisition by Buyer under this Agreement pursuant to that certain Sublease dated as of February 28, 2011 between Seller, as landlord, and Buyer, as tenant (the “Gilead Sublease”).
C.    Buyer now desires to purchase Seller's Property from Seller so that Buyer will be the sole owner and developer of the Project, and Seller desires to sell the Seller's Property to Buyer, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the sum of One Hundred Dollars paid by Buyer to Seller, the covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, Seller and Buyer agree as follows:

Section 1.	AGREEMENT OF SALE
Subject to and on the terms and conditions of this Agreement, Seller shall sell to Buyer and Buyer shall purchase from Seller all of the following assets (collectively, the “Property”):
1.1    Land. Seller's Property, together with (a) all privileges, rights, easements and appurtenances belonging to the real property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the real property; (b) all development rights, air rights, air credits, water, water rights and water stock relating to the real property; and (c) all right, title and interest of Seller in and to any streets, alleys, passages, common areas, other easements and other rights-of-way or appurtenances included in, adjacent to or used in connection with such real property (collectively, the “Land”);
1.2    Improvements. Any and all buildings, structures, systems, facilities, fixtures, fences and parking areas located on the Land, and any and all machinery, equipment, apparatus and appliances (not owned by tenants) used in connection with the operation or occupancy of the Land, including without limitation the office building containing approximately 293,752 square feet of gross building area commonly known as 303 Velocity Way (commonly known as “the Building”), Foster City, California 94404 (collectively, the “Improvements”);
1.3    Personal Property. All of Seller's right, title and interest in and to the tangible personal property (not owned by tenants) located on and used in connection with the operation of the Land and Improvements that is listed on Exhibit B (collectively, the “Personal Property”). The Personal Property shall not include any personal property used in connection with Seller's occupancy of the Property, such as workstations, furniture, office equipment, case work or cabling (collectively, the “Retained Personal Property”). The Retained Personal Property shall include the dining tables and chairs in Café Fiery, the first floor lobby area furniture, all gym equipment located in the fitness center and all racks, cages and other information technology infrastructure located in the IT room, both on the second floor of the Building.
1.4    Leases. All of Seller's right, title and interest in and to all of the leases, licenses and other occupancy agreements with tenants of the Property which are listed on Exhibit C that Buyer elects to assume by so stating in the Approval Notice (as defined in Section 3.2 below) (the “Leases”), together with all rental deposits, security deposits and other deposits given by tenants to secure their performance under the Leases;
1.5    Contracts. All of Seller's right, title and interest in and to any of the contracts and agreements which are listed on Exhibit D that Buyer elects to assume by so stating in the Approval Notice; provided, however, that the following contracts shall be assumed by Buyer at Closing: (a) the Service Agreement with Siemens Industries, Inc., dated April 13, 2012 (“Siemens Contract”), and (b) the Rental Agreement with AquaPrix, Inc. dated November 7, 2011 (“AquaPrix Contract”) subject to obtaining any requisite consents; and
1.6    Other Assets. All of Seller's right, title and interest in and to all tangible and intangible assets of any nature relating exclusively to the Land, the Improvements and/or the Personal Property, including without limitation (a) all warranties upon the Improvements or Personal Property, to the extent such warranties are assignable; (b) copies of all plans, specifications, engineering drawings and prints in Seller's possession or control relating to the construction of the Improvements; and (c) all other intellectual or intangible property used by Seller in connection with the Land, the Improvements and/or the Personal Property (collectively, the “Other Assets”).
Section 2.PURCHASE PRICE
2.1    Amount. The purchase price for the Property (the “Purchase Price”) shall be One Hundred Eighty Million Dollars ($180,000,000).
2.2    Payment. Buyer shall pay the Purchase Price to Seller as follows:
2.2.1    Deposit. Within three (3) business days after the Effective Date, and as a condition precedent to the effectiveness of this Agreement, Buyer shall deposit in escrow (“Escrow”) with the Title Company (as defined in Section 3.3) the sum of Five Million Dollars ($5,000,000) in immediately available funds (together with any interest accrued thereon) (the “Deposit”). The Title Company shall place the Deposit in an interest-bearing account with either Bank of America, N.A. or Wells Fargo Bank, N.A. or other financial institution acceptable to Buyer and Seller.
2.2.2    Application of Deposit. If the sale of the Property pursuant to this Agreement is consummated, the Deposit and all accrued interest shall be credited against the Purchase Price. If the sale of the Property pursuant to this Agreement is not consummated as a result of (i) a default by Seller, (ii) termination of this Agreement pursuant to Sections 3.2, 3.4, 4.3.1, 4.3.2, 5.12 or 12, or (iii) failure of an express condition for the benefit of Buyer, the Deposit shall be returned to Buyer (other than as set forth in Section 4.3.2).

2.2.3    Payment of Balance. On or before the Closing Date (as defined in Section 9.19.1), Buyer shall pay the balance of the Purchase Price by electronic transfer of immediately available funds into escrow.
2.2.4    Allocation of Purchase Price. Buyer and Seller shall use reasonable good faith efforts to agree, prior to expiration of the Due Diligence Period, upon the allocation of the Purchase Price paid for the Property in accordance with Section 1060 of the Internal Revenue Code of 1986 (as amended) (“Code”).
2.2.5    Liquidated Damages. IN THE EVENT THE SALE OF THE PROPERTY TO BUYER IS NOT CONSUMMATED AS A RESULT OF BUYER'S MATERIAL DEFAULT (HEREAFTER DEFINED IN SECTION11.1 11.1 BELOW) IN PERFORMANCE OF ITS OBLIGATION TO PURCHASE THE PROPERTY, SELLER MAY TERMINATE THIS AGREEMENT AND RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES IN ACCORDANCE WITH SECTION 11.4. BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF BUYER'S BREACH OF ITS OBLIGATION TO PURCHASE THE PROPERTY WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, IN THE EVENT OF BUYER'S MATERIAL BREACH OF ITS OBLIGATION TO PURCHASE THE PROPERTY, THE PARTIES HAVE AGREED, AFTER NEGOTIATION, THAT THE DEPOSIT SHALL CONSTITUTE SELLER'S SOLE AND EXCLUSIVE RIGHT TO DAMAGES AND THAT THIS SUM REPRESENTS A REASONABLE ESTIMATE OF THE ACTUAL DAMAGES SELLER WOULD INCUR AS A RESULT OF BUYER'S DEFAULT IN THE PERFORMANCE OF ITS OBLIGATION TO PURCHASE THE PROPERTY. THE FOREGOING SHALL NOT LIMIT SELLER'S RIGHT TO RECOVERY UNDER ANY INDEMNITY BY BUYER IN CONNECTION WITH THIS AGREEMENT13.8. SELLER WAIVES ANY RIGHT TO SPECIFIC PERFORMANCE OR DAMAGES OTHER THAN AS SET FORTH IN THIS SECTION 2.2.5. BY INITIALING IN THE SPACES WHICH FOLLOW, SELLER AND BUYER SPECIFICALLY AND EXPRESSLY AGREE TO ABIDE BY THE TERMS AND PROVISIONS OF THIS SECTION 2.2.5 GOVERNING LIQUIDATED DAMAGES.
Seller (GG)        Buyer (RW)
2.2.6    Independent Consideration. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated for any reason which entitles Buyer to the return of the Deposit, then the sum of One Hundred and No/100 Dollars ($100.00) of the Deposit (the "Independent Consideration") shall be paid to or retained by (as the case may be) Seller from the Deposit, which amount Seller and Buyer have bargained for and agreed to as independent and sufficient consideration for Seller's execution and delivery of this Agreement. The Independent Consideration is non-refundable and separate consideration from any other payment or deposit required by this Agreement, and Seller shall retain the Independent Consideration upon any termination of this Agreement notwithstanding any other provision of this Agreement to the contrary.
Section 3.DUE DILIGENCE
3.1    Due Diligence Period; Inspection and Access.
3.1.1    Due Diligence Period. The “Due Diligence Period” shall mean the period beginning on the Effective Date and ending at 5:00 p.m. Pacific Time ninety (90) days after Purchaser's full receipt of the Due Diligence Documents (defined in Section 3.1.5).
3.1.2    Due Diligence Investigation. During the Due Diligence Period, Buyer shall have the right to conduct at its sole cost and expense such investigations, studies, surveys, analyses and tests of the Property as it shall in its sole discretion determine are necessary or desirable (the “Due Diligence Investigation”). This investigation may include a physical inspection of the

Property, including, but not limited to, inspection and examination of soils, environmental factors, if any, archeological information relating to the Property, geological and other tests; a review and investigation of any zoning, permits, reports, and engineering data; review of all governmental matters affecting the Property (subject to the limitation set forth in Section 3.1.63.1.6 below); review of roofing, structural, mechanical, seismic and security systems in the Building; review of the condition or title to the Property; review of material documents relating to the ownership and operation of the Property; and review of such other matters pertaining to an investment in the Property as Buyer deems advisable. Seller shall also: (i) permit Buyer to inspect the security system on the Property and any documents related to the operation of the security system; and (ii) demonstrate the current security system capabilities to enable Buyer to determine whether it can accommodate multiple-tenant occupancy (collectively, the “Security Review”). The Security Review shall be coordinated through and attended by Seller's authorized representative.
3.1.3    Access/Conditions. To conduct its Due Diligence Investigation, Buyer and its representatives shall have the right of access to the Property during reasonable business hours and upon at least one (1) business days' prior notice. Such access shall be coordinated through Seller's authorized representative, Roger Wang, P.E., EFI Director of Facilities (telephone number: 650-357-3186), or any other individual designated by Roger Wang, and Seller may require all such access to be in the company of Seller's authorized representative. This right of entry shall be subject to the following conditions:
(a)The Due Diligence Investigation shall be conducted in full compliance with each law, zoning restriction, ordinance, rule, regulation or requirement of any governmental or quasi governmental agency (“Governmental Entity”) with jurisdiction over the Property. Buyer shall not interfere with Seller's business and shall make every reasonable effort to accommodate the requests of Seller, tenants of the Property and any other occupants of the Property regarding conduct of the investigation so as to minimize interference with business operations at the Property.
(b)Prior to entering the Property to perform its Due Diligence Investigation of the Property or the Security Review, Buyer shall provide to Seller a certificate of insurance showing that Buyer maintains in full force and effect, a policy of comprehensive general liability insurance (i) covering the activities of Buyer (including Buyer's employees, independent contractors and agents) in connection with the Due Diligence Investigation, (ii) in an amount of not less than Three Million Dollars ($3,000,000) combined single limit per occurrence from a carrier rated A- or better by Best's Rating Guide, (iii) naming Seller, its officers, directors, lenders, agents and employees as additional insureds, and (iv) requiring at least thirty (30) days' written notice to Seller prior to cancellation or reduction in coverage.
(c)All information supplied by Seller in the course of Buyer's Due Diligence Investigation shall remain the property of Seller. In the event Closing does not occur or this Agreement is terminated for any reason, Buyer shall promptly return to Seller all documents obtained from Seller and Seller's agents; provided, however, Buyer may retain a single copy of all such documents (other than architectural drawings and construction specifications, which must be returned to Seller) for archival purposes.
(d)Any investigation or other tests involving sampling or physical invasion of the surface of the Property or physical sampling are to be made by Buyer only after obtaining the express written consent of Seller, which shall not be unreasonably withheld. Seller's authorized representative and Seller's environmental consultants may attend any test or investigation at the Property and shall be entitled, without cost, to duplicates of any samples taken by Buyer (or, if duplicates are not reasonably attainable, Buyer may elect to deliver the actual samples after testing) and to copies of all written reports and data prepared by or on behalf of Buyer with respect to such sampling. Any request for consent must be delivered to Seller and its authorized representative, together with a reasonably detailed investigation plan sufficient for Seller to determine the scope and logistics of the proposed investigation, at least three (3) business days before the desired test. Any invasive sampling or testing permitted by Seller shall be performed at Buyer's sole cost in compliance with all environmental laws and other requirements of Governmental Entities. Depending on the nature of the invasive testing or sampling, Seller may require an increase in the amount of insurance specified in Section 3.1.3(b)3.1.3(b). If in the course of its investigation, Buyer discovers any environmental condition which Buyer or its consultants or contractors believes should be reported to any Governmental Entity, Buyer shall provide to Seller full information regarding the discovery, and Seller shall assume any and all reporting obligations and shall indemnify, defend and hold Buyer, its employees, authorized agents, consultants, contractors and representatives harmless from any and all claims, Liens, demands, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, and all costs and expenses incurred in connection therewith (including, without limitation, reasonable attorneys' fees, reasonable costs of defense, and reasonable costs and expenses of all experts and consultants) (collectively referred to as “Claims”) arising directly or indirectly, in whole or in part, out of any failure of Seller to fulfill such reporting obligations, if any. If a Phase I environmental investigation report obtained during the Due Diligence Period suggests that sampling is recommended, and if Seller consents to such testing in accordance with this Section 3.1.3(d), Buyer may have additional time to review and approve in its sole and unfettered discretion the environmental condition of the Property (the “Environmental Due Diligence Investigation”) for such additional period of time (the “Environmental Diligence Period”) as is reasonably required to obtain permits for such testing and to obtain the results and analysis thereof; provided that (i) Buyer has approved all other matters relating to the Property other than the Property's environmental condition prior to expiration of the Due Diligence Period, and (ii) in no event shall the Environmental Diligence Period extend beyond the date that is ten (10) business days prior to the Outside Closing Date (as defined in Section 9.1).
(e)Promptly after any physical inspection of the Property, if any damage to the Property has resulted from such physical inspection, Buyer at its sole cost shall restore the Property to the condition that existed immediately prior to such inspection; provided that, if the Closing does not occur for any reason, then Seller may elect to restore the Property itself and to charge the cost thereof to Buyer (who shall pay the amount due within thirty (30) days after delivery of an invoice from Seller).
(f)Buyer shall not permit any mechanics' or other Liens to be filed against the Property as a result of Buyer exercising its right of entry, and Buyer at its sole cost shall cause any Liens (as defined in Section 5.9) so filed to be removed within five (5) days after written notice from Seller, by bond or otherwise.
(g)Buyer's obligations under this Section 3.1.33.1.3 shall survive the termination of this Agreement prior to Closing.
3.1.4    Indemnity. Buyer shall indemnify, defend and hold Seller, its officers, directors, shareholders, affiliates, subsidiaries, lenders, employees, contractors, agents, successors and assigns harmless from and against any and all Claims, to the extent arising out of the acts or omissions of Buyer, its agents, employees or contractors in the course of carrying out Buyer's Due Diligence Investigation and Security Review, including but not limited to:
(a)any investigative activity, or any other act or omission in connection with the Due Diligence Investigation or Security Review, by or on behalf of Buyer or its employees, invitees, agents or contractors;
(b)any contract, agreement or commitment entered into or made by and between Buyer and a third-party contractor in connection with the Due Diligence Investigation or Limited Security Review; and

(c)the investigation of the presence of Hazardous Materials (as defined in Section 5.6.1(b)7.1.2) or substances on the Property, the exacerbation of any pre-existing environmental condition, in any case, as a result of any act or omission of Buyer or Buyer's employees, agents or contractors; provided, however the indemnifications in this Section 3.1.43.1.4 shall not extend to the Claims arising out of the discovery and/or reporting of existing conditions on the Property. Buyer's obligations under this Section 3.1.43.1.4 shall survive the termination of this Agreement prior to Closing.
3.1.5    Delivery of Documents. In connection with Buyer's Due Diligence Investigation, Seller has provided or will provide to Buyer, within ten (10) days after the Effective Date, copies of all development agreements, leases, service contracts, engineering drawings/specifications, purchase orders/agreements, operating costs, use permits, third-party reports, studies, operating statements for the last three (3) years, environmental reviews, compliance inspection reports, pending building permit applications, issued building permits that have not received final inspection by the governmental authority with jurisdiction, and other similar documents relating to the Property in Seller's possession or control (collectively, the “Due Diligence Documents”). Upon receipt of the Due Diligence Documents, Buyer shall promptly deliver to Seller written notice of receipt thereof and confirmation that the ninety-day duration of the Due Diligence Period has commenced; provided, that Buyer may by written notice to Seller commence the ninety-day duration of the Due Diligence Period prior to having received all Due Diligence Documents. The Due Diligence Documents shall exclude (if any) (a) any item that is subject to any legally recognized privilege (e.g., the attorney-client privilege) and attorney work product, provided, however, Seller shall provide to Buyer a general description of the categories of Due Diligence Documents claimed to be excluded under this clause (a), (b) any document that contains proprietary or confidential financial information not relating to the operation of the Property, (c) any appraisals of the Property and (d) any item that Seller is contractually or otherwise bound to keep confidential, provided, however, Seller shall provide to Buyer a general description of the categories of Due Diligence Documents claimed to be excluded under this clause (d). Except as expressly set forth in this Agreement, Seller makes no representation or warranty relating to the validity of the Due Diligence Documents, and Buyer acknowledges and agrees that Buyer is responsible for verifying the accuracy of the Due Diligence Documents. All information, including but not limited to the Due Diligence Documents, supplied by Seller to Buyer pursuant to this Agreement shall remain the property of Seller, except as provided in Section 3.1.3(c)3.1.3(c). In the event the Closing does not occur, or this Agreement is terminated for any reason, Buyer shall promptly return to Seller all documents, including but not limited to the Due Diligence Documents, obtained from Seller and Seller's agents, employees and contractors except as provided in Section 3.1.3(c)3.1.3(c).
3.1.6    Contact with Government Entities. Buyer shall not contact any Governmental Entity, including but not limited to the City, about the Property or this Agreement without first having given Seller not less than twenty-four (24) hours notice to Roger Wang of Buyer's intent to contact the City or other Governmental Entity. Buyer shall give Seller (i) copies of all written communications to or from Governmental Entities, and (ii) at least 24 hours prior notice of any meetings or telephone calls with Governmental Entities, so that Seller may participate if it desires. Buyer shall not enter into any binding agreements with Governmental Entities with respect to the Property that become effective prior to the Closing.
3.1.7    Confidentiality. This Agreement, the Due Diligence Investigation, and the Security Review shall be subject to the terms and conditions of the Mutual Nondisclosure Agreement entered into by the parties on August 18, 2008, as amended (the “NDA”). Buyer and Seller hereby reaffirm the terms and conditions of the NDA as to the transactions contemplated under this Agreement. All of the terms and conditions are incorporated herein by this reference. With regard to this Agreement only, the term “Purpose” in the NDA shall include evaluating the Property and performing the Security Review, and Buyer shall use all such information solely for such Purpose.

Buyer's obligations under this Section 3.1.73.1.7 shall survive the termination of this Agreement in accordance with Section 6 of the NDA, but shall terminate on Closing.
3.1.8    Estoppel Certificates. Seller shall use commercially reasonable efforts to obtain and deliver to Buyer prior to the Closing fully completed and executed tenant estoppel certificates substantially in the form attached as Exhibit E from existing tenants of the Building, if any (“Tenant Estoppel Certificates”).
3.2    Approval/Disapproval of Due Diligence Investigation. Buyer shall approve or disapprove of the results of its Due Diligence Investigation in the exercise of Buyer's sole discretion by written notice (“Approval Notice”) delivered to Seller no later than 5:00 p.m. on the last day of the Due Diligence Period. The Approval Notice shall identify any Leases to be assigned to Buyer at Closing. Buyer's disapproval shall terminate this Agreement, in which case the Deposit, together with all accrued interest, shall be returned to Buyer and, except as otherwise provided herein, this Agreement shall be of no further force and effect except for those provisions which are expressly to survive the termination of this Agreement. If no Environmental Due Diligence Period commences pursuant to Section 3.1.3(d), Buyer's failure to deliver the Approval Notice to Seller shall be deemed disapproval. Notwithstanding any other provision of this Agreement to the contrary, Buyer may elect to terminate this Agreement at any time during the Due Diligence Period for any reason whatsoever in Buyer's sole and unfettered discretion, in which case the Deposit, together with all accrued interest, shall be returned to Buyer. If an Environmental Due Diligence Period commences pursuant to Section 3.1.3(d), Buyer shall approve or disapprove of the results of its Environmental Due Diligence Investigation in the exercise of Buyer's sole discretion by written notice (“Supplement to Approval Notice”) delivered to Seller no later than 5:00 p.m. on the last day of the Environmental Due Diligence Period. Buyer's disapproval shall terminate this Agreement, in which case the Deposit, together with all accrued interest, shall be returned to Buyer and, except as otherwise provided herein, this Agreement shall be of no further force and effect except for those provisions which are expressly to survive the termination of this Agreement. The Approval Notice and the Supplement to Approval Notice, if any, are collectively referred to herein as the Approval Notice.
3.3    Preliminary Report/Survey. Buyer shall obtain a preliminary report or commitment for title insurance (the “Preliminary Report”) covering the Property and issued by First American Title Insurance Company located at 100 Spear Street, Suite 1600, San Francisco, CA 94105, Attn: Heather Kucala, Escrow No. NCS-554841-SF (the “Title Company”), together with a legible copy of each document, map and survey referred to in the Preliminary Report. Buyer shall have the right to obtain an ALTA survey in form and substance required by Title Company to issue the Title Policy (as defined in Section 4.1.3).
3.4    Approval/Disapproval of Preliminary Report. Buyer shall approve or disapprove of the Preliminary Report and any exceptions to title shown thereon (the “Exceptions”) in the exercise of Buyer's sole discretion on or before the date that is thirty (30) days following the Effective Date, subject to Buyer's right to review and approve or disapprove within five (5) days after receipt thereof any supplement to the Preliminary Report resulting from any new title exception or the title company's review of the ALTA survey obtained by Buyer pursuant to this Agreement (“Title Supplement”). If Buyer disapproves title, whether with respect to the Preliminary Report or a Title Supplement, Buyer may elect to either (a) terminate this Agreement by giving Seller written notice of termination within the applicable time period for review, or (b) give Seller a written notice (“Disapproval Notice”) identifying the disapproved title matters which Buyer will require to be removed or cured at or prior to Closing (“Disapproved Title Matters”). Failure by Buyer to timely give either notice approving the Preliminary Report and the Exceptions or the Disapproval Notice shall be deemed approval. With respect to any Disapproved Title Matters, Seller shall notify Buyer in writing within ten (10) business days after Seller's receipt of the Disapproval Notice whether Seller will cause the Disapproved Title Matters to be removed or cured at or prior to Closing. If

Seller elects not to remove or cure all Disapproved Title Matters, Buyer may, at its option, by written notice to Seller within ten (10) business days after receipt of Seller's notice, elect to: (i) close the purchase of the Property and take title subject to any Disapproved Title Matters which Seller elects not to remove or cure (subject to satisfaction of the other conditions to Closing), or (ii) terminate this Agreement. Notwithstanding the foregoing, Seller shall remove by Closing any exception that is a voluntary monetary encumbrance (whether or not disapproved by Buyer), including without limitation, that certain Lease Supplement No. 1 and Memorandum of Lease and Deed of Trust and Option to Purchase and Fixture Filing recorded on July 16, 2004 as Instrument No. 2004-147511 (the “Deed of Trust”).
Section 4.CONDITIONS PRECEDENT
4.1    Buyer's Conditions. Buyer's obligations under this Agreement are subject to the fulfillment of the following conditions at or prior to the Closing Date, which conditions are for the benefit of Buyer only and the satisfaction or fulfillment of which may be waived only in writing by Buyer:
4.1.1    Representations and Warranties True at Closing. Seller's representations and warranties contained in this Agreement that are qualified by materiality shall be true and correct and any such representations and warranties that are not qualified by materiality shall be true and correct in all material respects, in each case, as of the Effective Date and as of the Closing Date, as though such representations and warranties were made on and as of the Closing Date.
4.1.2    Performance. Seller shall have performed and complied in all material respects with all covenants, agreements, terms and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
4.1.3    Title Policy. The Title Company shall on the Closing Date be irrevocably and unconditionally committed to deliver to Buyer an ALTA extended coverage owner's policy of title insurance with such endorsements as Buyer shall reasonably request (the “Title Policy”), with liability not less than the Purchase Price showing fee title to the Property vested in Buyer, subject only to the Exceptions approved by Buyer pursuant to Section 3.43.4.
4.1.4    EFI Lease. At Closing, Buyer and Seller shall have entered into a lease pursuant to which Buyer shall lease to Seller portions of the Building, and Seller will license to Buyer certain of Seller's Retained Personal Property, in the form attached hereto as Exhibit F (the “EFI Lease”).
4.1.5    Leases. Subject to Section 9.7.1, all leases and occupancies, other than the EFI Lease and any other lease specifically approved by Buyer in the Approval Notice, shall be terminated by Seller by Closing and any cost related thereto paid by Seller by Closing.
4.1.6    Approval of Buyer's Board of Directors. Buyer's Board of Directors shall have approved the purchase of the Property on substantially the terms and conditions set forth in this Agreement.
4.2    Seller's Conditions. Seller's obligations under this Agreement are subject to the fulfillment of the following conditions at or prior to the Closing Date, which conditions are for the benefit of Seller only and the satisfaction or fulfillment of which may be waived only in writing by Seller:
4.2.1    Representations and Warranties True at Closing. Buyer's representations and warranties contained in this Agreement (i) that are qualified by materiality shall be true and correct and (ii) any such representations and warranties that are not qualified by materiality shall be true and correct in all material respects, in each case, as of the Effective Date and as of the Closing Date, as though such representations and warranties were made on and as of the Closing Date.
4.2.2    Performance. Buyer shall have performed and complied in all material respects with all covenants, agreements, terms and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
4.2.3    EFI Lease. Buyer and Seller shall have entered into the EFI Lease.
4.2.4    Reconveyance. The interest of Societe Generale Financial Corporation (“Lender”) in the Property shall have been fully terminated and released of record (which may be immediately prior to and concurrently with the Closing), including a quitclaim deed of Lender's interest of the Property, a termination of the ground lease between Lender, as ground lessee, and Seller, as ground lessor, and a reconveyance of the Deed of Trust.
4.3    Failure of Conditions.
4.3.1    Failure of a Condition for the Benefit of Buyer. If any of the conditions to Closing set forth in Section 4.14.1 are not satisfied at the Closing Date, Buyer may terminate this Agreement by written notice to Seller and the Title Company. In the event of such termination of this Agreement, the Escrow shall be terminated, the Deposit shall be returned to Buyer and all other funds and all documents deposited with the Title Company shall be returned to the party having deposited the same. The foregoing shall not affect Buyer's remedies for a default by Seller, which shall be governed by Section 11.
4.3.2    Failure of a Condition for the Benefit of Seller. If any of the conditions to Closing set forth in Section 4.24.2 are not satisfied at the Closing Date for a reason other than the default of Buyer, Seller may terminate this Agreement by written notice to Buyer and the Title Company. In the event of such termination of this Agreement, the Escrow shall be terminated, the Deposit shall be returned to Buyer and all other funds and documents deposited with the Title Company shall be returned to the part having deposited the same. The foregoing shall not affect Seller's remedies for a default by Buyer, which shall be governed by Section 11.
Section 5.SELLER'S REPRESENTATIONS and Warranties
5.1    Authority. Seller is a duly formed, validly existing corporation in good standing in the State of Delaware, and is qualified to do business in the State of California. Seller has the requisite power and authority to execute, deliver and perform this Agreement. This Agreement and the other documents executed by Seller in accordance herewith constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. All actions and approvals required under Seller's organizational documents and, except as set forth on Schedule 5.1, any agreements of Seller with third parties to sell, transfer, convey and deliver the Property and consummate the transactions contemplated by this Agreement have been duly taken and obtained. All persons acting for and on behalf of Seller have the necessary authority to execute documents and to otherwise consummate this transaction.
5.2    No Conflict. Except as set forth on Schedule 5.2, the execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a material breach of any of the terms or provisions of, or constitute a material default under any provision of Seller's organizational documents or any agreement by which Seller is bound, or any order or regulation of any court, regulatory body, administrative agency or Governmental Entity having jurisdiction over Seller.

5.3    Contracts. Except as disclosed on the Preliminary Report or as listed in Exhibit C and Exhibit D hereto, or provided in the Due Diligence Documents after the Effective Date (collectively, the “Contracts”), there are no agreements relating to the Property to which Seller is party and by which Buyer or the Property will be bound after the Closing, other than those that can be terminated without cause on no more than thirty (30) days' notice and that are listed in Exhibit C and Exhibit D (other than the Siemens Contract and the AquaPrix Contract). Except as noted on Exhibit C or Exhibit D, the Contracts are in full force and effect and to Seller's knowledge, binding on the parties thereto. Seller has provided, or prior to the expiration of the Due Diligence Period will provide, correct and complete copies of the Contracts to Buyer.
5.4    Litigation. No litigation or other legal proceeding is pending, or to Seller's knowledge, proposed, threatened or anticipated with respect to the Property or any matter affecting Seller's ability to transfer the Property.
5.5    Legal Compliance. To Seller's knowledge, except as otherwise disclosed in Schedule 5.5, the Property and Seller's operations concerning the Property are not in violation of any applicable federal, state or local statute, law or regulation (“Applicable Laws”), and no notice from any Governmental Entity has been served upon Seller claiming any violation of Applicable Laws, or requiring or calling attention to the need for any work, repairs, construction, alterations or installation on or in connection with the Property in order to comply Applicable Laws, with which Seller has not complied. If there are any such notices with which Seller has complied, Seller shall provide Buyer with copies thereof.
5.6    Hazardous Materials; Asbestos.
5.6.1    Definitions. For purposes of this Agreement:
(a)“Environmental Law(s)” means all present and future laws that relate to the protection of human health, public or worker safety, occupation health, wildlife or the environment, including without limitation, (i) federal, state, regional and local laws, regulations, rules, and other written requirements; (ii) permits, orders, plans, guidelines and similar directives of all federal, state, regional and local governmental authorities; and (iii) administrative and judicial decrees, judgments, orders and directives.
(b)“Hazardous Material” means any substance which is designated, defined, classified or regulated as a hazardous substance, hazardous material, toxic substance, hazardous waste, pollutant or contaminant under any Environmental Law, as currently in effect, including, without limitation, petroleum hydrocarbons (including crude oil or any fraction thereof and all petroleum products and additives thereto), PCBs, asbestos, explosives, corrosives, toxic materials, flammable materials, infectious materials, radioactive materials, carcinogenic materials, reproductive toxicants and mold.
(c)“Release” means any accidental or intentional spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Material (including the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Material).
5.6.2    Representations. Except as otherwise disclosed in the Due Diligence Documents, or disclosed to Buyer through any physical testing or inspection of the Land or Improvements or otherwise:
(a)To Seller's knowledge, Seller has not received any written notice of violation issued pursuant to any Environmental Law with respect to the Land or Improvements.

(b)To Seller's knowledge, during Seller's period of ownership of the Property, there has been no Release by Seller on the Property of any Hazardous Materials in violation of any applicable Environmental Laws.
(c)To Seller's knowledge, during Seller's period of ownership of the Property, Seller has not installed any asbestos or asbestos-containing material in the Property through construction, renovation or otherwise.
5.7    Government Action. There are no presently pending or to Seller's knowledge, contemplated or threatened (i) proceedings by any Governmental Entity to condemn or demolish the Land or Improvements or any part of them, or (ii) proceedings to declare the Land or Improvements or any part of them a nuisance. To Seller's knowledge there are no presently pending zoning changes, or other proceedings or actions (including legislative action) by any Governmental Entity that will in any way affect the size of, use of, improvements on, construction on, or access to the Property, except as disclosed in Schedule 5.7.
5.8    Liens. Except as set forth in Schedule 5.8, there are no liens, pledges, charges, security interests, encumbrances or other claims of any kind (collectively “Liens”) with respect to the Personal Property that will not be paid at Closing.
5.9    Seller's Knowledge. For purposes of this Agreement, the phrase “to Seller's knowledge” or other similar phrases shall mean to the current actual knowledge of Roger Wang, Seller's chief financial officer and Seller's general counsel without any duty of inquiry or investigation. The individuals named in this Section 5.9 shall have no personal liability for any of Seller's representations or warranties by reason of being named herein.
5.10    Survival of Seller's Representations and Warranties. The representations and warranties set forth in this Section 5 are made as of the Effective Date and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing until 11:59 p.m. Pacific Time on the first anniversary of the date of Closing (“Survival Expiration Date”). Buyer shall have the right to bring an action thereon only if Buyer has given Seller written notice of the circumstances giving rise to the alleged breach on or before the Survival Expiration Date.
5.11    Notice of Changed Circumstances. If Seller becomes aware of any fact or circumstance that would render false or misleading a representation or warranty made by Seller, Seller shall immediately give written notice of such fact or circumstance to Buyer.
5.12    Inaccuracies Known to Buyer. Any fact, condition or circumstance actually known by or disclosed to Buyer prior to the expiration of the Due Diligence Period that contradicts or renders untrue any warranty or representation made by Seller under this Agreement, shall render such warranty or representation superseded and of no effect to the extent of such contradiction or untruth. If a fact, condition or circumstance known by or disclosed to Buyer prior to the expiration of the Due Diligence Period renders any warranty or representation of Seller untrue in a material respect, Buyer shall have the right to elect, as Buyer's sole and exclusive remedy, either: (i) to terminate this Agreement and receive the return of the Deposit, or (ii) to waive such contradiction or untruth and proceed to Closing in accordance with this Agreement. Notwithstanding the foregoing, nothing in this Section shall excuse all or any part of Seller's obligation to perform Seller's Covenants set forth in Article 8 of this Agreement.
Section 6.BUYER'S REPRESENTATIONS
6.1    Buyer's Authority. Buyer hereby represents and warrants to Seller that Buyer has the requisite power and authority to execute, deliver and perform this Agreement. This Agreement and the other documents executed by Buyer in accordance herewith constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. All persons acting for and on behalf of Buyer have the necessary authority to execute documents and to otherwise consummate this transaction.
6.2    Financing. Buyer has or will on the Closing Date have all funds necessary to consummate the transactions contemplated by this Agreement.
6.3    Litigation. To Buyer's actual knowledge (without inquiry or investigation) there is no pending litigation, administrative proceeding, or other legal action or act by a Governmental Entity which would prevent the Closing in accordance with the terms of this Agreement.
6.4    Survival of Buyer's Representations and Warranties. The representations and warranties set forth in this Section 6Section 6 are made as of the Effective Date and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing until the Survival Expiration Date. Seller shall have the right to bring an action thereon only if Seller has given Buyer written notice of the circumstances giving rise to the alleged breach before the Survival Expiration Date.
6.5    Notice of Changed Circumstances. If Buyer becomes aware of any fact or circumstance that would render false or misleading a representation or warranty made by Buyer, Buyer shall immediately give written notice of such fact or circumstance to Seller.
Section 7.AS-IS; INDEMNITY; RELEASE
7.1    “AS IS” SALE.
7.1.1    No Reliance on Disclosures. ACKNOWLEDGING (A) BUYER HAS ACQUIRED AND OWNS THE MAJORITY OF THE PROJECT AS WELL AS REAL PROPERTY IN FOSTER CITY IN THE VICINITY OF THE PROPERTY; (B) BUYER IS A CURRENT OCCUPANT OF THE BUILDING; (C) BUYER HAS HAD OR WILL HAVE AN ADQUATE TIME TO MAKE AN EVALUATION OF THE PROPERTY; (D) BUYER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OR THAT OF THIRD PARTIES WITH RESPECT TO THE PHYSICAL, ENVIRONMENTAL, ECONOMIC AND LEGAL CONDITION OF THE PROPERTY, (E) BUYER HAS CONTRACTED OR MAY CONTRACT WITH CERTAIN ADVISORS AND CONSULTANTS, INCLUDING BUT NOT LIMITED TO ENVIRONMENTAL CONSULTANTS, ENGINEERS AND GEOLOGISTS, SOILS AND SEISMIC EXPERTS, TO CONDUCT SUCH ENVIRONMENTAL, GEOLOGICAL, SOIL, HYDROLOGY, SEISMIC, PHYSICAL, STRUCTURAL, MECHANICAL AND OTHER INSPECTIONS OF THE PROPERTY AS BUYER DEEMS TO BE NECESSARY AND THAT BUYER HAS REVIEWED OR WILL REVIEW ALL SUCH REPORTS AS WELL AS ALL MATERIALS AND OTHER INFORMATION GIVEN OR MADE AVAILABLE TO BUYER BY SELLER, BUYER AGREES, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, TO TAKE THE PROPERTY “AS-IS,” “WHERE-IS,” AND WITH ALL FAULTS AND CONDITIONS THEREON. ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS PREPARED BY THIRD PARTIES (COLLECTIVELY, THE “DISCLOSURES”) PROVIDED OR MADE TO BUYER OR ITS CONSTITUENTS BY SELLER OR ANY OF SELLER'S AFFILIATES SHALL NOT BE REPRESENTATIONS OR WARRANTIES OF SELLER. EXCEPT AS EXPRESSLY SET FORTH HEREIN, BUYER SHALL NOT RELY ON SUCH DISCLOSURES, BUT RATHER, BUYER SHALL RELY ONLY ON ITS OWN INSPECTION OF THE PROPERTY.
7.1.2    Disclaimer of Warranties. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY

DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES BY SELLER OR ON BEHALF OF SELLER OR OTHERWISE, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY OR MATTERS AFFECTING THE PROPERTY, INCLUDING WITHOUT LIMITATION (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL ENTITY, INCLUDING BUILDING, HEALTH, SAFETY, LAND USE AND ZONING LAWS, REGULATIONS AND ORDERS; (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (F) STRUCTURAL AND OTHER ENGINEERING CHARATERISTICS (INCLUDING SEISMIC DAMAGE); (G) THE PRESENCE, EXISTENCE OR ABSENCE OF TERMITES, PESTS, HAZARDOUS WASTES, TOXIC SUBSTANCES OR OTHER ENVIRONMENTAL MATTERS OR (H) ANY OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE MARKET AND PHYSICAL ENVIRONMENTS IN WHICH IT IS LOCATED.
7.1.3    Release of Claims. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION IN SECTIONS 3.1.3(d), 5.10, 7.1.4, 7.1.5, 9.6, 11, 12 and 13.11, AND WITHOUT LIMITING BUYER'S RIGHT TO TERMINATE THIS AGREEMENT AND BE ENTITLED TO THE RETURN OF THE DEPOSIT IN ACCORDANCE WITH SECTION 2.2.2, BUYER, ITS SUCCESSORS AND ASSIGNS, HEREBY UNCONDITIONALLY AND ABSOLUTELY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION OR OTHER ACTION OR CLAIM AGAINST SELLER OR SELLER'S AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, LENDERS, SUCCESSORS AND ASSIGNS FOR ANY “CLAIMS” (AS DEFINED IN SECTION 3.1.3) OR COMPENSATION WHATSOEVER, DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, ACCRUED OR UNACCRUED, LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, WHICH BUYER EVER HAD, NOW HAS OR MAY HAVE, OR WHICH MAY ARISE IN THE FUTURE ON ACCOUNT OF OR IN ANY WAY GROWING OUT OF OR IN CONNECTION WITH (A) ANY FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, INCLUDING WITHOUT LIMITATION THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, 42 U.S.C. SECTION 9601, AS AMENDED OR ANY STATE EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED OR (B) ANY ENVIRONMENTAL CONDITIONS WHATSOEVER ON ABOUT OR UNDER THE PROPERTY OR (C) SUBJECT TO THE PROVISIONS OF SECTION 7.1.5 BELOW, ANY OTHER MATTER RELATING TO OR CONNECTED WITH THE CONDITION OF THE PROPERTY. THE PROVISIONS OF THIS SECTION 7 SHALL SURVIVE THE CLOSING. BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY UPON SAME.
7.1.4    RELEASE OF CERTAIN CLAIMS. WITH RESPECT TO THE FOREGOING RELEASE OF CLAIMS, IN GIVING SUCH RELEASE, BUYER ACKNOWLEDGES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, AS AMENDED OR MODIFIED, WHICH PROVIDES THAT:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR

HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
BUYER HEREBY SPECIFICALLY ACKNOWLEDGES THAT BUYER HAS CAREFULLY REVIEWED THIS SECTION 7 AND DISCUSSED ITS IMPORT WITH LEGAL COUNSEL, IS FULLY AWARE OF ITS CONSEQUENCES, AND THAT THE PROVISIONS OF THIS SECTION 7 ARE A MATERIAL PART OF THIS AGREEMENT; PROVIDED, HOWEVER, SUCH RELEASE, WAIVER OR DISCHARGE PURSUANT TO THIS SECTION 7: (A) SHALL NOT APPLY AND SHALL BE OF NO FORCE OR EFFECT AS TO ANY CLAIMS RELATING TO: (I) SELLER'S BREACH OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE BREACH OF ANY REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT, (II) SELLER'S FRAUD, (III) SELLER'S INTENTIONAL MISREPRESENTATION, (IV) CLAIMS DESCRIBED IN SECTION 7.1.5, OR (V) ANY CLAIMS UNDER THE EFI LEASE OR ANY OTHER AGREEMENT ENTERED INTO BY THE PARTIES AT CLOSING; AND (B) SHALL ONLY BE EFFECTIVE FROM AND AFTER THE CLOSING WITH RESPECT TO CLAIMS UNDER THE GILEAD SUBLEASE OR UNDER THE RECIPROCAL EASEMENT AGREEMENT RECORDED ON JANUARY 30, 2009 IN THE OFFICIAL RECORDS OF THE COUNTY AS DOCUMENT NO. 2009-008980 OR THE DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS FOR VINTAGE PARK RECORDED DECEMBER 27, 1985 IN THE OFFICIAL RECORDS OF THE COUNTY AS DOCUMENT NO. 85138387.
Seller (GG)        Buyer (RW)
7.1.5    THIRD PARTY CLAIMS. In the event there are third party actions, suits or legal proceedings (the “Proceeding”) for injury or death to persons or damage to property arising out of or relating to events occurring on the Property during the period of Seller's ownership of the Property, to the extent that they are not caused by, or attributable to, any act or omission of Buyer, its employees, agents, contractors or invitees during the period of Seller's ownership of the Property, then Buyer shall have the right to tender defense of any such Proceeding to Seller, and Seller shall indemnify, defend and hold Buyer harmless from and against any losses, damages, liabilities, fines, penalties, charges and all costs and expenses incurred or suffered by Buyer in connection with or relating to the Proceeding; provided, however, that Seller shall have no such obligation unless: (a) Buyer notifies Seller in writing within forty-five (45) days of the date Buyer becomes first aware of the commencement of a Proceeding against Buyer (provided that no failure or delay in giving notice will relieve Seller from its indemnity obligation, except to the extent that Seller is prejudiced by such failure or delay); (b) Buyer provides Seller with copies of all documents received by Buyer relating to the Proceeding; (c) Buyer gives Seller, with reputable counsel of Seller's choosing, the sole power to direct and control the settlement and defense of the Proceeding, provided that Seller will not settle a Proceeding without Buyer's consent unless (i) all claims in the Proceeding against Buyer will be dismissed with prejudice as part of the settlement and (ii) the sole relief provided is to be paid in full or performed by Seller; and (d) Buyer uses commercially reasonable efforts to cooperate and assist Seller in its defense or settlement of the Proceeding. This Section 7.1.5 shall in no way apply to or alter Buyer's release of claims set forth in Section 7.1.3(A) and 7.1.3(B)
7.2    Survival. Buyer's and Seller's agreements and covenants under this Section 7 Section 7shall survive the Closing.
Section 8.OPERATION OF THE PROPERTY PENDING THE CLOSING
8.1    Normal Course of Business. Seller shall use commercially reasonable efforts to continue to operate, manage and maintain the Property in such condition so that the Property shall be in substantially the same condition as of the Closing Date as it was on the Effective Date, ordinary wear and tear excepted. Ordinary wear and tear shall not include any failure by Seller to utilize good maintenance practices. Seller shall complete before Closing construction necessary to obtain final inspection and sign-off of any issued building permits for the Property relating to Seller's, and not Buyer's, occupancy of the Property. Seller shall maintain all existing insurance policies in connection with the Property. Seller's existing liability and property insurance pertaining to the Property may be canceled by Seller as of the Closing Date. Other than as set forth in Section 8.7, Seller shall not make any material alterations to the Property without the prior written approval of Buyer, which may be withheld in Buyer's sole discretion.
8.2    No New Leases. Seller shall not enter into any new leases for any portion of the Property, or modify or extend any of the existing Leases, without the prior written consent of Buyer.
8.3    Maintenance of Condition of Title. During the term of this Agreement, except as expressly provided in the last sentence of Section 3.4 and in Section 4.2.4, Seller shall not allow any Lien or any other matter to cause the condition of title to the Property to be changed from that as existed as of the Effective Date, without Buyer's prior written consent.
8.4    Leases. Between the date of this Agreement and the Closing Date, Seller shall not, without Buyer's prior written consent, in Buyer's sole and absolute discretion, (i) renew any Leases, (ii) amend any Leases, or (iii) enter into any leases affecting the Property.
8.5    Contracts. Seller will not enter into any purchase contract obligation which will not be paid in full prior to the Closing Date or any service, maintenance, or management, design or improvement contract that cannot be canceled upon thirty (30) days' notice at no cost to Buyer unless Seller first obtains the written approval of Buyer, in Buyer's sole discretion.
8.6    Mutual Cooperation. Seller and Buyer shall each cooperate with the other in pursuing the matters required to be performed by the other as set forth in this Agreement and otherwise shall use commercially reasonable efforts to fulfill the conditions to Closing.
8.7    BAAQMD Permits. Seller shall, at its cost, make all repairs, replacements and modifications to equipment and/or the Building as may be required by the Bay Area Air Quality Management District (“BAAQMD”) in connection with issuance by BAAQMD of new permits or transfer of Seller's existing permits to Buyer at Closing, and, in any event, as may be required to cause such equipment and/or the Building to comply with BAAQMD requirements in effect as of the Effective Date. Seller's provision of a certification from a licensed third party provider reasonably acceptable to Buyer that the subject equipment and/or Building comply with said requirements shall satisfy Seller's obligation hereunder. If notwithstanding Seller's commercially reasonable efforts, any required modifications, repairs or replacements have not been completed by the Closing Date, then at Buyer's election, either (i) Seller shall have such additional time as may be reasonably required post-Closing in order to perform the same together with reasonable rights of access as may be needed, or (ii) Buyer shall perform the same post-Closing at Seller's cost.
8.8    Further Encumbrances. Seller shall not execute any documents or otherwise take any action that will have the result of further encumbering the Property in any fashion.
Section 9.CLOSING
9.1    Time. Provided that all conditions set forth in Section 4 have been either satisfied or waived by the appropriate party, the parties shall close the transaction contemplated by this Agreement (the “Closing”), within ten (10) business days after the later of the expiration of the Due Diligence Period or the Environmental Diligence Period, if any (the “Closing Date”); provided, however, in no event shall the Closing Date be later than one hundred eighty (180) days after the Effective Date (the “Outside Closing Date”).

9.2    Escrow. The terms of this Agreement (including, but not limited to, the terms contained in this Section 9), together with such additional instructions as the Title Company shall reasonably request and to which the parties shall agree, shall constitute the escrow instructions to the Title Company. If there is any inconsistency between this Agreement and any additional escrow instructions given to the Title Company, this Agreement shall control unless the intent to amend this Agreement is clearly and expressly stated in the additional escrow instructions. Buyer and Seller shall cause the Title Company to execute and deliver a counterpart of this Agreement to each of them.
9.3    Seller's Deposits into Escrow. Seller shall deposit into escrow on or before Closing the following documents:
9.3.1    Grant Deed. A duly executed and acknowledged grant deed in the form of Exhibit H, conveying good and marketable fee simple title to the Property to Buyer, subject only to the Exceptions (if any) approved or deemed approved by Buyer pursuant to Section 3.43.4 (the “Grant Deed”);
9.3.2    Bill of Sale. A duly executed bill of sale in the form of Exhibit I, conveying the Personal Property to Buyer without representation or warranty (the “Bill of Sale”);
9.3.3    Lease Assignment. Two counterpart originals of an assignment in the form of Exhibit J, assigning to Buyer all of Seller's interest as landlord under each Lease specifically approved by Buyer in the Approval Notice, if any (the “Lease Assignment”), duly executed by Seller;
9.3.4    EFI Lease. Two counterpart originals of the EFI Lease, duly executed by Seller.
9.3.5    Assignment of Contracts and General Assignment. Two counterpart originals of an assignment in the form of Exhibit K, assigning to Buyer all of Seller's interest in the Contracts and Other Assets (the “General Assignment”), duly executed by Seller;
9.3.6    Non-Foreign Certificate. A duly executed certificate of Seller stating that Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Non-Foreign Certificate”);
9.3.7    Withholding Affidavit. Seller's affidavit of nonforeign status as contemplated by California Revenue and Taxation Code Sections 18662 and 18668 (the “Withholding Affidavit”);
9.3.8    Natural Hazard Disclosure Statement. A completed and executed natural hazard disclosure statement, which shall disclose whether the Property is located within one (1) or more of the six (6) natural hazard zones specified in California Civil Code Section 1103.2 (the “Natural Hazard Disclosure Statement”);
9.3.9    Tenant Notices. Letters addressed to each tenant of the Property, under Leases assigned to Buyer pursuant to Section 9.3.3, if any, identifying Buyer as the new owner of the Property and stating the address to which future rent payments and correspondence should be sent (the “Tenant Notices”) in the form attached hereto as Exhibit L;
9.3.10    Gilead Sublease Termination. Two counterpart originals of a termination of the Gilead Sublease in the form of Exhibit M, terminating the Gilead Sublease as of the Closing Date (“Gilead Sublease Termination”), duly executed by Seller;
9.3.11    Parking Agreement Termination. Two counterpart originals of a termination of that certain Agreement Regarding Operating Costs for Shared Parking Facilities dated as of

September 3, 2009 (the “Parking Agreement”), terminating the Parking Agreement effective as of the Closing, in form and substance reasonably satisfactory to Buyer and Seller (the “Parking Agreement Termination”), duly executed by Seller; and
9.3.12    Other. Such additional documents, including written escrow instructions consistent with this Agreement, as may be reasonably necessary for conveyance of the Property in accordance with the terms of this Agreement.
9.4    Buyer's Deposits into Escrow. Buyer shall deposit into escrow on or before Closing:
9.4.1    Purchase Price. The balance of the Purchase Price in accordance with the provisions of Section 2Section 2, plus or minus prorations and closing costs as provided in Section9.6 9.6, by electronic transfer of immediately available funds;
9.4.2    Lease Assignment. Two counterpart originals of the Lease Assignment duly executed by Buyer;
9.4.3    EFI Lease. Two counterpart originals of the EFI Lease duly executed by Buyer;
9.4.4    General Assignment. Two counterpart originals of the General Assignment duly executed by Buyer;
9.4.5    Gilead Sublease Termination. Two counterpart originals of the Gilead Sublease Termination, duly executed by Buyer;
9.4.6    Parking Agreement Termination. Two counterpart originals of the Parking Agreement Termination, duly executed by Buyer; and
9.4.7    Other. Such additional documents, including written escrow instructions consistent with this Agreement, as may be reasonably necessary for conveyance of the Property in accordance with this Agreement.
9.5    Closing. When the Title Company has received all documents and funds identified in Sections 9.39.3 and 9.4;9.4 has received written notification from Buyer and Seller that all conditions to Closing have been satisfied or waived; and the Title Company is irrevocably committed to issue the Title Policy as described in Section 4.1.34.1.3, then, and only then, the Title Company shall take the following actions in the following chronological order:
9.5.1    Record any reconveyance documents in accordance with Section 4.2.4 and then the Grant Deed (the “Recordable Documents”);
9.5.2    Issue the Title Policy to Buyer;
9.5.3    Deliver to Buyer: (i) a conformed copy (showing all recording information thereon) of the Recordable Documents, (ii) the original Bill of Sale, (iii) fully executed originals of the Lease Assignment, General Assignment, EFI Lease, Gilead Sublease Termination and Parking Agreement Termination, (iv) the Non-Foreign Certification, (v) the Withholding Affidavit, (vi) the Natural Hazard Disclosure Statement, and (vii) the Tenant Notices; and
9.5.4    Deliver to Seller: (i) a conformed copy (showing all recording information thereon) of the Recordable Documents, (ii) fully executed originals of the Lease Assignment, General Assignment, EFI Lease, Gilead Sublease Termination and the Parking Agreement Termination, and (iii) the Purchase Price (as adjusted pursuant to Section 9.69.6).

The Title Company shall prepare and sign closing statements showing all receipts and disbursements and deliver copies to Buyer and Seller.
9.6    Prorations and Closing Costs. Subject to the other provisions of this Section 9.69.6, all receipts and disbursements of the Property will be prorated as of 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date. Not less than two (2) business days prior to the Closing, the Title Company shall submit to Buyer and Seller for their approval a tentative prorations schedule showing the categories and amounts of all prorations proposed. The parties shall agree on a final prorations schedule prior to the Closing. If following the Closing either party discovers an error in the prorations statement, it shall notify the other party and the parties shall promptly make any adjustment required. The provisions of this Section 9.6 shall survive the Closing.
9.6.1    Property Rents. Buyer shall be credited and Seller charged with rent and other payments, including percentage rent and operating costs, due by tenants under the Leases assigned to Buyer at Closing for periods subsequent to the Closing Date. Rent under the Leases shall be apportioned as of the Closing Date (with the Closing Date belonging to Buyer) on the basis of a 365-day year. All rents and other sums received by Buyer after the Closing Date shall be applied first to rent and other obligations accrued or due on or after the Closing Date and then to unpaid rent accruing prior to the Closing Date. Buyer hereby agrees to promptly pay to Seller any amounts due to Seller after Closing. Seller shall be permitted to pursue its remedy for collection of any rent arrearages applicable to the period prior to the Closing Date.
9.6.2    Security Deposits. Buyer shall be entitled to credit against its obligation to pay the Purchase Price for the total sum of all rental deposits, security deposits, and other deposits paid to Seller by tenants under any Leases assigned to Buyer and by Buyer, as tenant, under the Gilead Sublease, except to the extent such deposits have been applied in accordance with the terms of any Lease.
9.6.3    Property Taxes. All real and personal property taxes, assessments, improvement bonds and other similar expenses, if any, whether payable in installments or not, including, without limitation, all supplemental taxes attributable to the period prior to the Closing Date for the calendar year in which the Closing occurs, shall be prorated to the Closing Date, based on the latest available tax rate and assessed valuation. If the amount of any installment of real property taxes is not known as of the Closing Date, then a proration shall be made by the parties based on a reasonable estimate of the real property taxes applicable to the Property and the parties shall adjust the proration when the actual amount becomes known upon the written request of either party made to the other. In the event any error in proration is discovered post-closing, each party agrees to pay to the other any amount required to adjust and correct the error in proration within thirty (30) days of written demand.
9.6.4    Utility Charges. All utility charges attributable to the period before the Closing Date shall be paid by Seller. Seller shall cause all meters to be read on the day before the Closing Date. All utility security deposits, if any, shall be retained by Seller or, if Buyer elects, shall be assigned to Buyer and credited to Seller at Closing.
9.6.5    Closing Costs. Seller shall pay all city and county documentary transfer taxes, the escrow fees, the cost of the Title Policy and the cost of obtaining the ALTA survey. Buyer shall pay the cost of endorsements desired by Buyer. Seller and Buyer shall each pay all other closing costs in accordance with County custom.
9.7    Possession. Seller shall deliver exclusive right of possession to the Property to Buyer on the Closing Date, subject only to the Exceptions (if any) approved by Buyer pursuant to Section 3.4, the EFI Lease and the rights of any tenants under the Leases, if any.

9.7.1    Konica Minolta Sublease. The parties acknowledge that as of the Effective Date Konica Minolta Systems Laboratory, Inc. (“Konica Minolta”) is a third party tenant in the Building pursuant to that certain Sublease dated as of August 10, 2009 between Seller, as landlord, and Konica Minolta, as tenant (the “Konica Minolta Sublease”), the term of which is scheduled to expire on August 31, 2012. In the event that Konica Minolta fails to surrender the premises under the Konica Minolta Sublease upon the expiration thereof, then Seller shall not consent to a hold over by Konica Minolta nor otherwise extend the term of the Konica Minolta Sublease, and Seller shall promptly commence an unlawful detainer proceeding against Konica Minolta and use commercially reasonable efforts to expeditiously prosecute the proceedings to completion. If such unlawful detainer proceeding against Konica Minolta is not completed by Closing, any continued occupancy by Konica Minolta shall be deemed a sublease under the EFI Lease, Buyer and Seller shall modify the EFI Lease prior to Closing to reflect such fact and Seller agrees to diligently pursue the unlawful detainer action to a resolution which results in Konica Minolta's surrender of any and all occupied portions of the Property.
9.7.2    Fiery Café. 3.4As of the Closing, Buyer shall assume operational control and management of the Fiery Café located on the first floor of the Building and shall have the right to commence construction to modify the first floor kitchen area; provided that any such modifications do not unreasonably interfere with use of the Fiery Café by Seller's employees during the term of the EFI Lease.   Buyer shall supervise any such construction.
9.7.3    EFI Lease. The parties acknowledge that Buyer currently occupies the fifth floor and a portion of the third floor of the Building pursuant to the Gilead Sublease (“Gilead Premises”). Seller shall use reasonable efforts to vacate the remainder of the third floor of the Building (“EFI Third Floor Space”) in the condition specified in Section 2.6 of the EFI Lease prior to Closing. At the Closing, Buyer shall leaseback to Seller all portions of the Building (excluding the common areas of the first floor, the Fiery Café, the Gilead Premises and the EFI Third Floor Space, if previously vacated by Seller) on a rent and operating expense free basis pursuant to the terms and conditions of the EFI Lease. The rentable square feet of the premises subject to the EFI Lease shall contain a customary load factor for common areas, including common areas of the first floor. The parties anticipate that Seller's surrender of the premises under the EFI Lease will be phased as follows: first, the EFI Third Floor Space within thirty (30) days from the Closing Date; second, a full floor not currently part of the Gilead Premises to be designated by Seller and reasonably agreed to by Buyer during the Due Diligence Period (the “Additional Floor”) within six (6) months from the Closing Date; and third, the remainder of the premises within twelve (12) months from the Closing Date. Seller's failure to vacate within the timeframes specified shall be subject to payment of penalty fees as more particularly set forth in Exhibit F.
Section 10.ADDITIONAL COVENANTS
10.1    Forms of Agreements. During the Due Diligence Period, Buyer and Seller shall endeavor in good faith to agree upon the form of any document or instrument reasonably necessary to carry out the intent of this Agreement.
10.2    Press Release/Public Disclosure. Subject to applicable law or any listing agreement with a securities exchange or NASDAQ, (i) Buyer and Seller shall consult with each other before issuing or making, and to the extent reasonably practicable, shall provide each other with a reasonable opportunity to review and comment upon, any press release or other public statement or filing relating to this Agreement or any of the transactions contemplated hereby and (ii) each party shall obtain the other party's prior approval of any press release disclosing the sale of the Property pursuant to this Agreement.

Section 11.DEFAULT
11.1    Default Defined. As used in this Agreement the term “default” shall mean a breach of this Agreement that has not been cured within the time period provided in Section 11.2.
11.2    Notice and Opportunity to Cure. If either party breaches its obligations under this Agreement, the non-breaching party shall give the breaching party written notice of such breach , and the opportunity to cure such breach for a period of five (5) business days after delivery of the notice of breach with respect to a monetary breach, or fifteen (15) business days after delivery of the notice of breach with respect to a non-monetary breach.
11.3    Buyer's Remedies Prior to Closing.
(a)If Seller is in default or breach of the Agreement (and Buyer is not then in breach of the Agreement), such default or breach becomes actually known to Buyer prior to expiration of the Due Diligence Period and Buyer does not timely provide the Approval Notice, this Agreement shall terminate and Buyer shall be entitled to reimbursement from Seller of the documented costs of its Due Diligence Investigation, up to a maximum amount of Five Hundred Thousand Dollars ($500,000). If Buyer timely delivers the Approval Notice, Buyer shall be deemed to have waived all defaults or breaches by Seller actually known to Buyer prior to expiration of the Due Diligence Period.
(b)Notwithstanding Section 7.1.3, if, after expiration of the Due Diligence Period and prior to the Closing, Seller is in breach or default of the Agreement (and Buyer is not then in breach of the Agreement) and such breach or default was not actually known by Buyer during the Due Diligence Period, Buyer shall be entitled to all remedies for Seller's breaches, whether at law or in equity (including, without limitation, terminating the Agreement, closing Escrow and recovering damages and/or seeking specific performance), subject to the limitations set forth in Section 11.6.
11.4    Seller's Remedies Prior to Closing. In the event of Buyer's material default11.1, provided Seller is not then in breach of this Agreement, Seller shall have the option to terminate this Agreement and retain the Deposit as liquidated damages, pursuant to Section 2.2.5.
11.5    Release from Escrow. Upon termination of this Agreement pursuant to Sections 11.3 and 11.4, the Title Company shall promptly return to Buyer and Seller, respectively, all documents and monies deposited by them into escrow, subject to Seller's right to retain the Deposit pursuant to Sections 2.2.5. and 11.4.
11.6    Seller's Default after Closing; Limitation of Liability. Notwithstanding Section 7.1.3, if Seller is in breach of its obligations under this Agreement, including without limitation an uncured breach of any of Seller's representations and warranties under this Agreement and such breach becomes known to Buyer after expiration of the Due Diligence Period, or if any other Seller breach occurs or is discovered after the Closing of Escrow, then notwithstanding any provision to the contrary herein: (i) Seller's maximum aggregate liability, and the maximum aggregate amount which may be awarded to and collected by Buyer (whether the claim is brought in contract, tort, equity or otherwise) and including any amounts for attorney's and experts' fees and costs shall under no circumstances whatsoever exceed Ten Million Dollars ($10,000,000) and (ii) no claim by Buyer alleging a default by Seller may be made, and Seller shall have no liability for the same, unless and until such claims, either alone or together with any other claims made by Buyer under this Agreement, is for an aggregate amount in excess of Twenty-Five Thousand Dollars ($25,000) (“Threshold Amount”), in which event Seller's liability respecting any final judgment concerning such claim(s) shall be for the full amount thereof. If any such final judgment is for an amount less than the Threshold Amount, then Seller shall have no liability with respect to such claim(s). In no event shall Buyer have any claims for lost opportunity, lost profits or other damages of a consequential, special or indirect nature. The provisions of this Section 11.6 shall survive the Closing.
Section 12.DAMAGE, DESTRUCTION AND CONDEMNATION
If, prior to Closing, the Property, or any part thereof shall be condemned or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Buyer. In the event of a Material Loss (hereinafter defined), Buyer shall have the option to terminate this Agreement by giving notice to Seller within fifteen (15) days of Seller's request that the option be exercised (but no later than Closing). If the condemnation, destruction or damage does not result in a Material Loss, then Seller and Buyer shall consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or damage. If the transaction contemplated by this Agreement is consummated, Buyer shall receive all condemnation proceeds and/or proceeds of insurance under all policies of insurance applicable to the destruction or damage of the Property together with any deductible amounts which shall be paid by Seller to Buyer, and Seller shall, at Closing, execute and deliver to Buyer all customary proofs of loss and other similar items. If Buyer elects to terminate this Agreement in accordance with this Section 12, the Deposit shall be returned to Buyer, this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement, except as otherwise provided for in this Agreement. For purposes of this Section 12, a “Material Loss” means condemnation, damage or destruction that is reasonably estimated to cost or be valued at (as the case may be) more than Five Million Dollars ($5,000,000.00).
Section 13.GENERAL
13.1    Notices. All notices, consents, requests, demands, approvals, and other communications provided for in this Agreement shall be in writing and shall be effective for all purposes (a) upon receipt when personally delivered to the recipient at the recipient's address set forth below, (b) when received by United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the recipient as set forth below, or when such receipt is rejected, (c) one (1) business day after deposit with a recognized overnight courier or delivery service, or (d) when received by facsimile if delivery is confirmed by receipt of a successful transmission report generated by the sender's facsimile machine addressed to the recipient as set forth below. If the date on which any notice to be given hereunder falls on a Saturday, Sunday or federal or state legal holiday, then such date shall automatically be extended to the next business day immediately following such Saturday, Sunday or legal holiday.
The addresses for notices are:

SELLER:	Electronics For Imaging, Inc.
303 Velocity Way
Foster City, CA 94404
Attention: Alex Grab, Associate General Counsel
Telephone: (650) 357-3369
Fax: (650) 357-3776

With a copy to:	Bingham McCutchen LLP
1117 S. California Avenue
Palo Alto, CA 94304-1106
Attention: Ellen E. Jamason
Telephone: (650) 849-4826
Facsimile: (650) 849-4616

BUYER:	Gilead Sciences, Inc.
333 Lakeside Drive

Foster City, CA 94404
Attention: Brett Pletcher, Senior Vice President and
General Counsel
Telephone: (650) 522-6219
Facsimile: (650) 522-5771

With a copy to:	Carr McClellan Ingersoll Thompson & Horn
216 Park Road
Burlingame, CA 94010
Attention: Lisa H. Stalteri
Telephone: (650) 696-2539
Facsimile: (650) 342-7685
Either party may change its address by written notice to the other given in the manner set forth above.
13.2    Entire Agreement. This Agreement and the NDA contain the entire agreement and understanding between Buyer and Seller concerning the subject matter of this Agreement and supersede all prior agreements, terms, understandings, conditions, representations and warranties, whether written or oral, made by Buyer or Seller concerning the Property or the other matters which are the subject of this Agreement. This Agreement has been drafted through a joint effort of the parties and, therefore, shall not be construed in favor of or against either of the parties, and shall be construed as a whole in accordance with its fair meaning, and without regard to California Civil Code Section 1654 or similar statutes.
13.3    Amendments and Waivers. No addition to or modification of this Agreement shall be effective unless set forth in writing and signed by the party against whom the addition or modification is sought to be enforced. The party benefited by any condition or obligation may waive the same, but such waiver shall not be enforceable by another party unless made in writing and signed by the waiving party. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision. Any waiver granted shall apply solely to the specific instance expressly stated.
13.4    Severability. The provisions of this Agreement are intended to be severable and enforced to the maximum extent permitted by law. If for any reason any provision of this Agreement shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then that provision shall be ineffective only to the extent of the invalidity, illegality or unenforceability and in that jurisdiction only, without in any manner affecting the validity, legality or enforceability of the unaffected portion and the remaining provisions in that jurisdiction or any provision of the Agreement in any other jurisdiction. The unaffected portion and provisions of the Agreement will be enforced to the maximum extent permitted by law.
13.5    References. Unless otherwise indicated, (a) all section and exhibit references are to the sections and exhibits of this Agreement, and (b) all references to days are to calendar days. All the exhibits attached hereto are incorporated herein by this reference. The headings used in this Agreement are provided for convenience only and this Agreement shall be interpreted without reference to any headings. The masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.
13.6    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed in California.

13.7    Time. Time is of the essence in the performance of each party's respective obligations under this Agreement, and no notice of a party's intent to require strict compliance with the deadlines set forth in this Agreement is required.
13.8    Assignment. Neither Buyer nor Seller shall have the right to assign its rights and obligations under this Agreement without the consent of the other, which consent shall not be unreasonably withheld; provided, however, Buyer may assign its rights to, and direct Seller to deliver the Grant Deed to, an entity that is wholly-owned by Buyer. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
13.9    Further Assurances. Each party, at any time before or after Closing, at its own expense shall execute such documents and take such other actions consistent with the terms of this Agreement reasonably required to carry out the terms of this Agreement.
13.10    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the express parties to this Agreement.
13.11    Commissions, Indemnity. Each party hereby indemnifies and agrees to protect, defend and hold harmless the other party from and against all liability, cost, damage or expense (including, without limitation, attorneys' fees and costs incurred in connection therewith) on account of any brokerage commission or finder's fee which the indemnifying party has agreed to pay or which is claimed to be due as a result of the actions of the indemnifying party. This Section is intended to be solely for the benefit of the parties hereto and is not intended to benefit, nor may it be relied upon by, any person or entity not a party to this Agreement.
13.12    Recording. Concurrently with the execution of this Agreement, (i) Seller shall execute, in recordable form, and deliver to Title Company a Short Form or Memorandum of this Agreement (the “Memorandum”) in the form attached hereto as Exhibit N which shall be recorded in the Official Records upon receipt by the Title Company of the Deposit and (ii) Buyer shall execute, in recordable form, and deliver to Title Company a Quitclaim in the form attached hereto as Exhibit N-1, which shall be recorded by Escrow Holder upon written instructions to Escrow Holder by both Seller and Buyer upon termination of this Agreement (i) because Buyer fails to timely delivery the Approval Notice or (ii) Buyer elects to terminate this Agreement pursuant to any provision of this Agreement giving Buyer the right to do so or (iii) Seller elects to terminate this Agreement pursuant to any provisions of this Agreement giving Seller the right to do so. Notwithstanding the foregoing provisions of this Section, Buyer shall not be obligated to instruct Escrow Holder to record the Quitclaim if Buyer asserts that there is a breach or default by Seller under this Agreement with respect to which Buyer has the remedy of specific performance of Seller's obligation to convey title to the Property to Buyer.
13.13    Transaction Expenses. Except as otherwise provided in this Agreement, each party shall pay its own fees and expenses incident to the negotiation, preparation, execution, authorization (including any necessary meetings or actions) or delivery of this Agreement and in consummating the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of its attorneys, accountants and other advisors.
13.14    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document. Any copies bearing faxed or photocopied signatures shall be valid, binding and admissible as though original.

13.15    Survival. The provisions of this Agreement shall not merge with the delivery of the Deed, but shall survive the Closing indefinitely, except that the Representations and Warranties of Seller in Section 5 above and of Buyer in Section 6 shall terminate at 11:59 p.m. Pacific Time on the Survival Expiration Date.

Section 14.LIST OF EXHIBITS AND SCHEDULES

Exhibit	Description

Exhibit A-1	Description of Seller's Property
Exhibit A-2	Assessor's Parcel Map
Exhibit B	Personal Property
Exhibit C	Leases
Exhibit D	Contracts and Agreements
Exhibit E	Form of Tenant Estoppel Certificate
Exhibit F	EFI Lease
Exhibit G	Intentionally Omitted
Exhibit H	Grant Deed
Exhibit I	Bill of Sale
Exhibit J	Lease Assignment
Exhibit K	Assignment of Contracts and General Assignment
Exhibit L	Form of Tenant Notice Letter
Exhibit M	Gilead Sublease Termination
Exhibit N	Memorandum of Agreement
Exhibit N-1	Quitclaim Deed
Schedule 5.1	Authority
Schedule 5.2	No Conflict
Schedule 5.5	Legal Compliance
Schedule 5.7	Government Action
Schedule 5.8	Liens

[Signatures appear on next page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

BUYER:
GILEAD SCIENCES, INC.,
a Delaware Corporation
By: /s/ Robin L. Washington___________
Name: Robin L. Washington___________
Its: Senior Vice President & Chief Financial
 Officer_________________________
SELLER: ELECTRONICS FOR IMAGING, INC., a Delaware Corporation By: /s/ Guy Gecht_________________ Name: Guy Gecht_________________ Its: CEO________________________

Acceptance by Title Company
The Title Company acknowledges receipt of the foregoing Agreement and accepts the instructions contained herein.
Dated: July 19, 2012    First American Title Insurance Company
By:    /s/ H. Kucala
Name:     H. Kucala
Title:    Closer